EXHIBIT 14.2


                            MIDAMERICAN FUNDING, LLC

  CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF
                               ACCOUNTING OFFICER



A.   SCOPE.

     The Company has a Code of Business Conduct for Managers and Rules of Conduct for All Employees (collectively, the "Rules of Conduct") that establish standards addressing, among other things, business conduct, improper payment, the proper recording and disclosure of funds or assets, and financial reporting. The Rules of Conduct are applicable to the MidAmerican Funding, LLC Chief Executive Officer, Chief Financial Officer and to the Chief Accounting Officer, or persons acting in such capacity, (collectively the "Covered Officers"). To further reinforce the Rules of Conduct, the Covered Officers are subject to the following Code of Ethics.


B.   PURPOSE.

     The Company is proud of the values with which it and its subsidiaries conduct business. It has and will continue to uphold the highest levels of business ethics and personal integrity in all types of transactions and interactions. To this end, this Code of Ethics serves to (1) emphasize the Company's commitment to ethics and compliance with the law; (2) set forth basic standards of ethical and legal behavior; (3) provide reporting mechanisms for known or suspected ethical or legal violations; and (4) help prevent and detect wrongdoing.


     Given the variety and complexity of ethical questions that may arise in the course of business of the Company and its subsidiaries, this Code of Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, the Covered Officers should remember the Company's commitment to the highest ethical standards and seek independent advice, where necessary, to ensure that all actions they take on behalf of the Company and its subsidiaries honor this commitment.


C.   ETHICS STANDARDS.

     1.   Honest and Ethical Conduct.


     The Covered Officers shall behave honestly and ethically at all times and with all people. They shall act in good faith, with due care, and shall engage only in fair and open competition, by treating ethically competitors, suppliers, customers, and colleagues. They shall not misrepresent facts or engage in illegal, unethical, or anti-competitive practices for personal or professional gain.


     This fundamental standard of honest and ethical conduct extends to the handling of conflicts of interest. The Covered Officers shall avoid any actual, potential, or apparent conflicts of interest with the Company and its subsidiaries and any personal activities, investments, or associations that might give rise to such conflicts. They shall not compete with or use the Company or any of its subsidiaries for personal gain, self-deal, or take advantage of corporate opportunities. They shall act on behalf of the Company and its subsidiaries free from improper influence or the appearance of improper influence on their judgment or performance of duties. A Covered Officer shall disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to MidAmerican Energy Holdings Company's General Counsel or the Chair of the Audit Committee of MidAmerican Energy Holdings Company's Board of Directors. No action may be taken with respect to such transaction or party unless and until the General Counsel and MidAmerican Energy Holdings Company's Audit Committee has approved such action.

                            MIDAMERICAN FUNDING, LLC

  CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF
                               ACCOUNTING OFFICER



     2.   Timely and Truthful Disclosure.


     In reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators by the Company or its subsidiaries, and in other public communications made by the Company or its subsidiaries, the Covered Officers shall make disclosures that are full, fair, accurate, timely, and understandable. The Covered Officers shall provide thorough and accurate financial and accounting data for inclusion in such disclosures. The Covered Officers shall not knowingly conceal or falsify information, misrepresent material facts, or omit material facts necessary to avoid misleading the Company's or any of its subsidiaries' independent public auditors or investors.


     3.   Legal Compliance.


     In conducting the business of the Company and its subsidiaries, the Covered Officers shall comply with applicable governmental laws, rules, and regulations at all levels of government in the United States and in any non-U.S. jurisdiction in which the Company or any of its subsidiaries does business, as well as applicable rules and regulations of self-regulatory organizations of which the Company or any of its subsidiaries is a member. If the Covered Officer is unsure whether a particular action would violate an applicable law, rule, or regulation, he or she should seek the advice of inside counsel (if available), and, where necessary, outside counsel before undertaking it.


D.   VIOLATIONS OF ETHICAL STANDARDS.

     1.   Reporting Known or Suspected Violations.


     The Covered Officers will promptly bring to the attention of the Company's General Counsel or the Chair of MidAmerican Energy Holdings Company's Audit Committee any information concerning a material violation of any of the laws, rules or regulations applicable to the Company and the operation of its businesses, by the Company or any agent thereof, or of violation of the Rules of Conduct, or the Code of Ethics. Reports of violations will be investigated by the Company's General Counsel and the findings communicated to MidAmerican Energy Holdings Company's Audit Committee.

     2.   Accountable for Violations.


     If MidAmerican Energy Holdings Company's Audit Committee determines that this Code of Ethics has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, it may discipline the offending Covered Officer for non-compliance with penalties up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Officer and the Company or its subsidiaries.